For the fiscal period ended 6/30/05
File number 811-7064

SUB-ITEM 77-0

Transactions Effected Pursuant to Rule 10f-3

EXHIBITS

I.  The Target Portfolio Trust -Total Return Bond Portfolio

1.  Name of Issuer
	France (Govt. of)

2.  Date of Purchase
	2/23/05

3. Number of Securities Purchased
	6,274 shares

4. Dollar Amount of Purchase
	$600,000

5.  Price Per Unit
	$95.63

6.  Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	HSBC Bank CCF

7.  Other Members of the Underwriting Syndicate
Barclays Capital France, CSFB, ABN AMRO, Calyon, Citigroup, Dresdner, GSI, Lehman, Merrill Lynch, Morgan Stanley, Natexis, Nomura,
Royal Bank of Scotland








L:\MFApps\CLUSTER 4\N-SARs\Target Portfolios\2005\Exhibit 77-O 2.doc